Exhibit 99.1

LENDINGTREE REPORTS RECORD FOURTH QUARTER RESULTS; INCREASES 2015 OUTLOOK

•	Record Revenue of $43.9 million; up 21% over fourth quarter 2013

•	Record Variable Marketing Margin of $17.5 million; up 7% over fourth quarter 2013

•	Net Income from Continuing Operations of $2.1 million

•	Record Adjusted EBITDA of $6.0 million

•	Net Income per Diluted Share from Continuing Operations of $0.18; Adjusted Net Income per Share of $0.47

•	Personal loan marketplace continues significant growth, exceeding $2.3 million of revenue in January

•	Increased Working Capital by $17.6 million, or $1.46 per diluted share, versus third quarter 2014

•	Increasing full-year 2015 guidance

CHARLOTTE, NC - February 25, 2015 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online loan marketplace, today announced results for the quarter and full year ended December 31, 2014.
“Our fourth quarter results capped off a fantastic year for LendingTree,” said Doug Lebda, Chairman and CEO. “We consistently exceeded our financial targets, launched several new products and diversified our revenue. These trends have continued into 2015, which gives us confidence to improve our outlook for the year. In addition to outpacing the overall mortgage industry for the ninth consecutive quarter, we delivered record revenue, variable marketing margin and adjusted EBITDA. Revenue growth in our non-mortgage products accelerated, achieving the highest growth rate to date led by personal loans revenue up nearly ten-fold from a year ago, and supported by solid growth from all of our other non-mortgage revenue streams.”

Fourth Quarter 2014 Business Highlights

•
Continued the trend of outpacing the overall mortgage market, as revenue from mortgage products increased 5% in the fourth quarter over the same period last year, while total mortgage originations fell 18%, according to industry estimates. This is the ninth consecutive quarter of outpacing the overall mortgage market.

•	Record revenue from non-mortgage products of $10.7 million in the fourth quarter reflects an increase of 128% over the fourth quarter 2013 and now represents 24% of total revenue.

•	LendingTree's personal loan offering continued to scale, growing revenue nearly ten-fold vs. the same period last year and 56% sequentially over the third quarter.

•
More than 600 thousand consumers have enrolled in My LendingTree, up from just 200 thousand in early November. User growth accelerated as each additional 100 thousand users was achieved more quickly than the previous.

LendingTree Selected Financial Metrics
(In millions, except per share amounts)

			Q/Q		Y/Y
	Q4 2014	Q3 2014	% Change	Q4 2013	% Change
Revenue by Product
Mortgage Products (1)	$33.2	$32.0	4%	$31.7	5%
Non-Mortgage Products (2)	10.7	9.3	15%	4.7	128%
Total Revenue	$43.9	$41.3	6%	$36.4	21%
Non-Mortgage % of Total	24%	23%		13%

Selling and Marketing Expense
Exchanges Marketing Expense (3)	$26.4	$24.6	7%	$20.1	31%
Other Marketing	2.8	2.6	8%	2.5	12%
Selling and Marketing Expense	$29.1	$27.2	7%	$22.6	29%

Variable Marketing Margin (4)	$17.5	$16.7	5%	$16.3	7%
Variable Marketing Margin % of Revenue	40%	40%		45%

Net Income (Loss) from Continuing Operations	$2.1	$0.6	250%	$1.3	62%
Net Income (Loss) from Cont. Ops. % of Revenue	5%	1%		4%

Net Income (Loss) per Share from Cont. Ops.
Basic	$0.19	$0.05	280%	$0.12	58%
Diluted	$0.18	$0.05	260%	$0.11	64%

Adjusted EBITDA (5)	$6.0	$5.8	3%	$5.9	2%
Adjusted EBITDA % of Revenue (5)	14%	14%		16%

Adjusted Net Income (5)	$5.7	$4.9	16%	$5.4	6%

Adjusted Net Income per Share (5)	$0.47	$0.41	15%	$0.45	4%

(1)	Includes the purchase mortgage, refinance mortgage and rate table products.
(2)	Includes the home equity, reverse mortgage, personal loan, small business loan, student loan, auto, education, home services, insurance and personal credit products.
(3)
Defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.

(4)	Defined as revenue minus Exchanges marketing expense and is considered an operating metric.
(5)
Adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Fourth Quarter 2014 Financial and Operating Highlights

•	Record revenue in the fourth quarter 2014 of $43.9 million represents an increase of $7.5 million, or 21%, over revenue in the fourth quarter 2013.

•	Variable Marketing Margin of $17.5 million is a record and represents an increase of $1.2 million, or 7%, over fourth quarter 2013.

•	Adjusted EBITDA of $6.0 million, also a record, increased slightly over fourth quarter 2013.

•	Adjusted Net Income per Share of $0.47 represents an increase of $0.02, or 4%, over fourth quarter 2013.

•
Working capital of $81.0 million at December 31, 2014 increased by $17.6 million, or $1.46 per diluted share, from $63.4 million at September 30, 2014. During the fourth quarter, our Home Loan Center, Inc. subsidiary completed a global settlement with the largest investor to which it had previously sold loans. This settlement resulted in a reduction to the loan loss reserve of $19.6 million. Working capital is calculated as current assets (including unrestricted and restricted cash) minus current liabilities (including loan loss reserves).

•	During the quarter, the Company purchased a total of 1,500 shares of its stock for approximately $0.1 million.

Full Year 2014 Financial and Operating Highlights

•
Full-year 2014 revenue of $167.4 million exceeded prior guidance and represents year-over-year growth of 20%. Included in this result is $134.1 million of mortgage products revenue which, increased 9% year-over-year, while total mortgage originations industry-wide fell 38% in the same period. Revenue from non-mortgage products grew to $33.2 million, more than doubling the prior year's result at a growth rate of 114%.

•	Full-year 2014 Variable Marketing Margin of $65.2 million, or 39% of revenue, increased 11% compared to full-year 2013.

•	Net loss from continuing operations of $0.5 million.

•	Adjusted EBITDA of $21.8 million exceeded prior guidance and represents year-over-year growth of 17%.

•	Net loss per diluted share from continuing operations of $0.04; Adjusted Net Income per Share of $1.59 represents an increase of $0.27, or 20%, over full-year 2013.

Business Outlook - 2015
LendingTree is providing revenue, Variable Marketing Margin and Adjusted EBITDA guidance for first quarter 2015 and increasing its full-year 2015 outlook, as follows:

For first quarter 2015:

•	LendingTree anticipates revenue to be in the range of $46.0 - $48.0 million, a 15% - 20% increase over first quarter 2014.

•	Variable Marketing Margin is anticipated to be $19.0 - $20.0 million, an increase of 25% - 31% over first quarter 2014.

•	Adjusted EBITDA is anticipated to be in the range of $6.0 - $7.0 million, up 34% - 56% over first quarter 2014
For full year 2015:

•	Revenue is now anticipated to be $192.5 - $200.8, or 15% - 20% over full-year 2014, an increase from previous guidance of 12% - 15% growth.

•	Variable Marketing Margin is now anticipated to be in the range of $76.0 - $80.0 million, an increase of 17% - 23% over full-year 2014 and up from previous guidance of $73.0 - $77.0 million.

•	Adjusted EBITDA is now anticipated to be in the range of $27.0 - $29.0 million, implying year-over-year growth of 24% - 33%, an increase from previous guidance of $25.5 - $26.5 million.

Quarterly Conference Call
A conference call to discuss LendingTree's fourth quarter and full-year 2014 financial results will be webcast live today, February 25, 2015 at 4:30 PM Eastern Time (ET). The live audiocast is open to the public and will be available on LendingTree's investor relations website at http://investors.lendingtree.com/. The call may also be accessed toll-free via phone at (877) 606-1416. Callers outside the United States and Canada may dial (707) 287-9313. Following completion of the call, a recorded replay of the webcast will be available on LendingTree's investor relations website until 11:59 PM ET on Monday, March 2, 2015. To listen to the telephone replay, call toll-free (855) 859-2056 with passcode #87058149. Callers outside the United States and Canada may dial (404) 537-3406 with passcode #87058149.

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenue	$43,864	$36,411	$167,350	$139,240
Costs and expenses:
Cost of revenue (exclusive of depreciation) (1)	2,233	1,503	7,903	6,542
Selling and marketing expense (1)	29,123	22,648	112,704	91,121
General and administrative expense (1)	7,682	6,841	25,883	24,658
Product development (1)	2,041	1,350	7,457	5,264
Depreciation	704	853	3,245	3,501
Amortization of intangibles	40	28	136	147
Restructuring and severance	141	83	373	159
Litigation settlements and contingencies	188	2,143	10,618	8,955
Total costs and expenses	42,152	35,449	168,319	140,347
Operating income (loss)	1,712	962	(969)	(1,107)
Other income (expense):
Interest expense	(1)	(1)	(2)	(19)
Income (loss) before income taxes	1,711	961	(971)	(1,126)
Income tax benefit	398	356	484	453
Net income (loss) from continuing operations	2,109	1,317	(487)	(673)
Discontinued operations:
Gain (loss) from sale of discontinued operations, net of tax	—	(540)	—	9,561
Income (loss) from operations of discontinued operations, net of tax	13,528	(979)	9,849	(4,941)
Income (loss) from discontinued operations	13,528	(1,519)	9,849	4,620
Net income (loss)	$15,637	$(202)	$9,362	$3,947

Weighted average shares outstanding:
Basic	11,212	11,025	11,188	11,035
Diluted	12,031	11,839	11,188	11,035
Income (loss) per share from continuing operations:
Basic	$0.19	$0.12	$(0.04)	$(0.06)
Diluted	$0.18	$0.11	$(0.04)	$(0.06)
Income (loss) per share from discontinued operations:
Basic	$1.21	$(0.14)	$0.88	$0.42
Diluted	$1.12	$(0.13)	$0.88	$0.42
Net income (loss) per share:
Basic	$1.39	$(0.02)	$0.84	$0.36
Diluted	$1.30	$(0.02)	$0.84	$0.36
(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$8	$4	$32	$13
Selling and marketing expense	237	166	901	931
General and administrative expense	1,867	956	5,148	3,841
Product development	342	223	1,196	842

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2014	December 31, 2013
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$86,212	$91,667
Restricted cash and cash equivalents	18,716	26,017
Accounts receivable, net of allowance of $349 and $408, respectively	13,611	12,850
Prepaid and other current assets	931	1,689
Current assets of discontinued operations	189	521
Total current assets	119,659	132,744
Property and equipment	5,257	5,344
Goodwill	3,632	3,632
Intangible assets, net	11,141	10,684
Other non-current assets	102	111
Non-current assets of discontinued operations	100	129
Total assets	$139,891	$152,644

LIABILITIES:
Accounts payable, trade	$1,060	$4,881
Accrued expenses and other current liabilities	25,521	23,314
Current liabilities of discontinued operations	12,055	32,004
Total current liabilities	38,636	60,199
Other non-current liabilities	—	334
Deferred income taxes	4,738	4,849
Non-current liabilities of discontinued operations	151	254
Total liabilities	43,525	65,636
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 12,854,517 and 12,619,835 shares issued, respectively, and 11,386,240 and 11,250,903 shares outstanding, respectively	129	126
Additional paid-in capital	909,751	907,148
Accumulated deficit	(798,171)	(807,533)
Treasury stock 1,468,277 and 1,368,932 shares, respectively	(15,343)	(12,733)
Total shareholders' equity	96,366	87,008
Total liabilities and shareholders' equity	$139,891	$152,644

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Below is a reconciliation of adjusted EBITDA and adjusted net income to net income from continuing operations, adjusted EBITDA % of revenue to net income from continuing operations % of revenue and adjusted net income per share to net income per diluted share from continuing operations. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three months ended			Twelve months ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Adjusted EBITDA	$6,035	$5,791	$5,908	$21,827	$18,717
Adjusted EBITDA % of revenue	14%	14%	16%	13%	13%
Adjustments to reconcile to net income from continuing operations:
Depreciation	(704)	(840)	(853)	(3,245)	(3,501)
Amortization of intangibles	(40)	(41)	(28)	(136)	(147)
Interest expense	(1)	(1)	(1)	(2)	(19)
Income tax benefit	398	2	356	484	453
Adjusted net income	5,688	4,911	5,382	18,928	15,503

Non-cash compensation	(2,454)	(1,786)	(1,349)	(7,277)	(5,627)
Loss on disposal of assets	(45)	(185)	(140)	(282)	(165)
Impairment of assets	(805)	—	—	(805)	—
Acquisition expense	54	(40)	—	(60)	—
Discretionary cash bonus	—	—	—	—	(920)
Trust contribution	—	—	(350)	—	(350)
Restructuring and severance	(141)	(7)	(83)	(373)	(159)
Litigation settlements and contingencies (1)	(188)	(2,338)	(2,143)	(10,618)	(8,955)
Net income (loss) from continuing operations	$2,109	$555	$1,317	$(487)	$(673)
Net income from continuing operations % of revenue	5%	1%	4%	—%	—%

Adjusted net income per share	$0.47	$0.41	$0.45	$1.59	$1.32
Adjustments to reconcile adjusted net income to net income (loss) from continuing operations	$(0.29)	$(0.36)	$(0.34)	$(1.74)	$(1.47)
Adjustments to reconcile effect of dilutive securities	$—	$—	$—	$0.11	$0.09
Net income (loss) per diluted share from continuing operations	$0.18	$0.05	$0.11	$(0.04)	$(0.06)

Adjusted weighted average diluted shares outstanding	12,031	11,836	11,839	11,886	11,765
Effect of dilutive securities	—	—	—	698	730
Weighted average diluted shares outstanding	12,031	11,836	11,839	11,188	11,035
Effect of dilutive securities	819	654	814	—	—
Weighted average basic shares outstanding	11,212	11,182	11,025	11,188	11,035

(1)	Includes legal fees for certain patent litigation.

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA"), Adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share as supplemental measures to GAAP.

Adjusted EBITDA and Adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated. LendingTree believes that investors should have access to the same set of tools that it uses in analyzing its results. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income (loss) from continuing operations and GAAP income (loss) per diluted share.

Adjusted net income and adjusted net income per share supplement GAAP income (loss) from continuing operations and GAAP income (loss) per diluted share by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, loss on disposal of assets, acquisition expense, restructuring and severance, and litigation settlements and contingencies, which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above. LendingTree is not able to provide a reconciliation of projected adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Definition of LendingTree's Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements, contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements, contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. In cases where the Company reported GAAP losses from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In such instances where the Company reports GAAP net loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for a compensation charge of $0.9 million related to a discretionary cash bonus payment to employee stock option holders in Q1 2013 and a $0.4 million contribution to a trust in Q4 2013.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from Adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended September 30, 2014, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since inception, LendingTree has facilitated more than 35 million loan requests. LendingTree provides access to lenders offering home loans, home equity loans/lines of credit, personal loans, auto loans, student loans and more.
LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Contacts:
Investor Relations
877-640-4856
investors@lendingtree.com